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                                                                   EXHIBIT 10.35



                    FIRST FINANCIAL CARIBBEAN CORPORATION
                         1159 F.D. Roosevelt Avenue
                       Puerto Nuevo, Puerto Rico 00920



                            As of August 29, 1995


Mr. Salomon Levis
650 Munoz Rivera Avenue
Hato Rey, Puerto Rico 00918

Dear Mr. Levis:

         You were previously employed pursuant to an Agreement (the "Prior Employment Agreement") dated January 1, 1992 by First Financial Caribbean Corporation, a Puerto Rico corporation ("FFCC"). You have had wide experience during your employment by FFCC in the mortgage banking business, have been employed by FFCC or its predecessors since 1983, and have served as Chairman of the Board of Directors and Chief Executive Officer of FFCC since February 1, 1990. Because of your experience, FFCC deems it in its best interests to continue to have the benefit of your services as Chairman of the Board and Chief Executive Officer.

         It is expected that in such capacity, in addition to your duties as Chairman and Chief Executive Officer of FFCC you will continue to manage the business of FFCC substantially in the manner in which you have prior to the date hereof. The Board of Directors of FFCC has authorized the execution of this Agreement with regard to your employment on the conditions outlined in the following sections of this letter. This Agreement supersedes and cancels all prior employment, personal service, consulting or similar agreement between you and FFCC and its subsidiaries, divisions and ventures, including the Prior Employment Agreement.

         1.      TERM OF EMPLOYMENT

                 The term of this Agreement shall be for a period commencing retroactively to January 1, 1995 and ending December 31, 1996, unless sooner terminated as herein provided.

         2.      POSITION AND RESPONSIBILITIES

                 You will serve as Chairman and Chief Executive Officer of FFCC. By your acceptance of this Agreement, you undertake to accept such employment and to devote your full time and attention to FFCC, and to use your best efforts, ability and fidelity in the performance of the duties attaching to such employment. During the term of your employment hereunder, you shall not perform any services for any other company, which services conflict in any way with your obligations under the two preceding sentences of this Section 2, whether or not such company is competitive with the businesses of FFCC, provided, however, that nothing in this Agreement shall preclude you from devoting reasonable periods required for
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Mr. Salomon Levis
As of August 29, 1995
Page 2



                 (i) serving as a director or member of a committee of any organization involving no conflict or potential conflict of interest with the interests of FFCC;

                 (ii) delivering lectures, fulfilling speaking engagements, teaching at educational institutions;

                 (iii)    engaging in charitable and community activities; and

                 (iv) managing your personal and family investments, provided that such activities do not interfere with the regular performance of your duties and responsibilities under this Agreement.

                 You shall, at all times during the term hereof, be subject to the supervision and direction of the Board of Directors of FFCC with respect to your duties, responsibilities and the exercise of your powers.

         3.      COMPENSATION

                 (a) During the term of this Agreement you shall receive an annual salary of $700,000 annually, payable no less often than monthly in accordance with corporate policy.

                 (b) (i) During the term of this Agreement, you shall also be entitled to receive an annual incentive bonus equal to the sum of the following:

                                  (1)      $1,000,000 if FFCC earns $10.0
                          million of Adjusted Net Income (as hereinafter defined);

                                  (2) 10% of Adjusted Net Income in excess of $10.0 million and up to $20.0 million to the extent such Adjusted Net Income exceeds an amount equal to a 15% Return on Equity Capital (as hereinafter defined); and

                                  (3) 15% of Adjusted Net Income in excess of $20.0 million to the extent such Adjusted Net Income exceeds an amount equal to a 15% Return on Equity Capital;

provided, however, that total salary and incentive compensation payable to you pursuant to this Agreement shall not exceed $4.5 million per annum.

                          (ii)  The incentive bonus shall be payable annually
by FFCC within 30 days following the date on which its Annual Report on Form 10-K for the fiscal year ended the prior December 31 shall have been filed with the United States Securities and Exchange Commission; provided that such amount shall only be payable if you shall have served as Chairman of the Board and Chief Executive Officer to FFCC pursuant to this Agreement for the entire fiscal year to which such payments relate. As used in this Section 3, "Adjusted Net Income" means the annual consolidated net income by FFCC and its subsidiaries after all taxes (including net income from equity interests held by FFCC in any other venture and net income of any successor of FFCC which may be formed by merger, consolidation or sale of
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Mr. Salomon Levis
As of August 29, 1995
Page 3



substantially all of the assets of FFCC) during the calendar year preceding the payment as determined in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and as shown by FFCC's published consolidated financial statements audited by its independent accountants (hereinafter referred to as "GAAP"), such net income to be adjusted (A) by reducing from such net income any payments made pursuant to
Section 3(b)(i) hereof and payments of similar incentive compensation to the President and Senior Executive Vice President of FFCC, (B) by adding back to such net income any extraordinary items of income and expense such as merger related expenses; and (C) by reducing from such net income any reductions to FFCC net worth not reflected in FFCC's consolidated income statement for such fiscal year or period. As used in this Section 3, (1) "Equity Capital" means FFCC's consolidated Stockholders Equity including preferred stock at the December 31 immediately preceding the beginning of the fiscal year for which the calculation is being made, determined in accordance with GAAP and (2) "Return on Equity Capital" for any fiscal year means the percentage determined by dividing FFCC's consolidated net income after all taxes determined in accordance with GAAP for such fiscal year by Equity Capital for such preceding December 31; provided that such calculation shall be adjusted as set forth in the immediately succeeding sentence. If FFCC sells its equity securities during the fiscal year, Equity Capital shall be increased by the net proceeds to FFCC (after expenses) of such sale multiplied by a fraction the numerator of which shall be the number of days in such fiscal year which had elapsed on the date of the closing of such sale and the denominator of which shall be 365.

                          (iii)  At the option of FFCC, up to 50% of the amount
payable under Section 3(b) may be in the form of shares of FFCC Common Stock. For purposes of computing the number of shares to be issued, the shares of Common Stock will be assigned a value equal to the average of last sales prices of the Common Stock as reported on the NASDAQ National Market System for the five trading dates immediately preceding the date of issuance;

                 (c) You shall be entitled to participate in the other benefit plans of FFCC upon the terms and conditions on which such benefits are made available to other officers of FFCC. Nothing herein shall obligate FFCC to continue any existing benefit plan or to establish any replacement benefit plan.

                 (d) You shall be entitled to reimbursement for reasonable travel and entertainment expenses incurred in connection with the rendering of your services hereunder. Nothing contained herein shall authorize you to make any political contributions, including but not limited to payments for dinners and advertising in any political party program or any other payment to any person which might be deemed a bribe, kickback or otherwise and improper payment under corporate policy or practice and no portion of the compensation payable hereunder is for any such purpose.

                 (e) Payments under this Agreement shall be subject to reduction by the amount of any applicable federal, Commonwealth, state or municipal income, withholding, social security, state disability insurance, or similar or other taxes or other items which may be required or authorized to be deducted by law or custom.

                 (f) No additional compensation shall be due to you for services performed or offices held in any subsidiary, division, affiliate, or venture of FFCC.
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Mr. Salomon Levis
As of August 29, 1995
Page 4



        4.      MISCELLANEOUS PROVISIONS RELATING TO THE BONUS AND OTHER MATTERS

                 (a) Your acceptance of this Agreement will confirm that you understand and agree that the granting of the incentive compensation referred to in Section 3(b) and the receipt of any incentive bonus thereunder (the "incentive compensation"), and any action thereunder, does not involve any statement or representation of any kind by FFCC as to its business, affairs, earnings or assets, or as to the tax status of the incentive compensation or the tax consequences of any payment thereof, or otherwise. You further agree that any action at any time taken by or on behalf of FFCC or by its directors or any committee thereof, which might or shall at any time adversely affect you or the incentive compensation, may be freely taken notwithstanding any such adverse effect without your being thereby or otherwise entitled to any right or claim against FFCC, Doral or any other person or party by reason thereof.

                 (b) The incentive compensation is personal to you and, except as provided or contemplated in Section 3(b) above, in the event of your death or incapacity, is not transferable or assignable either by your act or by operation of law, and no assignee, trustee in bankruptcy, receiver or other party whosoever shall have any right to demand any incentive compensation or any other right with respect to it. If, in the event of your death or incapacity, your legal representative shall be entitled to demand the incentive compensation under any of the provisions hereof then, unless otherwise indicated by the context or otherwise required by any term hereof, references to "you" shall apply to said representative.

                 (c) If and when questions arise from time to time as to the intent, meaning or application of any one or more of the provisions hereof such questions will be decided by the Board of Directors of FFCC or any Committee appointed to consider such matters, or, in the event FFCC is merged into or consolidated with any other corporation, by the Board of Directors (or a Committee appointed by it) of the surviving or resulting corporation, and the decision of such Board of Directors or Committee, as the case may be, as to what is a fair and equitable settlement of each such question or as to what is a fair and proper interpretation of any provision hereof or thereof, whatever the effect of such a decision may be, beneficial or adverse, upon the incentive compensation, shall be conclusive and binding and you hereby agree that the incentive compensation is granted to and accepted by you subject to such condition and understanding. You understand that the incentive compensation is not held or set aside in trust and (1) FFCC may seek to retain, offset, attach or similarly place a lien on such funds in circumstances where you have been discharged for cause and shall be entitled to do so for (x) malfeasance damaging to FFCC, (y) conversion to you of an FFCC opportunity, or (z) a violation of FFCC's conflict of interest policy, in each case as determined in the sole discretion of the Board of Directors, and (2) in the event FFCC is unable to make any payment under this Agreement because of insolvency, bankruptcy or similar status or proceedings, you will be treated as a general unsecured creditor of FFCC and may be entitled to no priority under applicable law with respect to such payments.

         5.      RESTRICTIONS ON COMPETITION

                 During the term of this Agreement and for a period of one year after you cease to be an employee of FFCC or an affiliate of FFCC, you will not, without the prior written consent of FFCC, (a) accept employment or render service to any person, firm or corporation, directly or indirectly, in competition with FFCC, or any affiliate thereof for any purpose which would be competitive with the
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Mr. Salomon Levis
As of August 29, 1995
Page 5



mortgage banking business within the Commonwealth of Puerto Rico or any other geographic area in which FFCC or any affiliate of FFCC by which you were employed, conducted operations (the "Restricted Area") or any business as to which studies or preparations relating to the entry into which were made by FFCC or any affiliate of FFCC by which you were employed within two years prior thereto (collectively, the "Restricted Businesses") or (b) directly or indirectly, enter into or in any manner take part in or lend your name, counsel or assistance to any venture, enterprise, business or endeavor, wither as proprietor, principal, investor, partner, director, officer, employee, consultant, adviser, agent, independent contractor or in any other capacity whatsoever for any purpose which would be competitive with the Restricted Businesses in the Restricted Area. An investment not exceeding 5% of the outstanding stock in any corporation regularly traded on any National Securities Exchange or in the Over-the-Counter market shall not be deemed to violate this provision, provided that you shall not render any services for such corporation.

         6.      TERMINATION OF EMPLOYMENT

                 (a) Your employment hereunder may be terminated for dishonesty, death, incapacity, or inability to perform the duties of your employment on a daily basis, resulting from physical or mental disability caused by illness, accident or otherwise or refusal to perform the duties and responsibilities of you employment hereunder, or breach of fidelity to FFCC.

                 (b) At any time following a "Change in Control" of FFCC, this Agreement may be terminated by FFCC or you on 30 days' written notice to you or FFCC, as the case may be, such termination to be effective as of the end of the calendar year during which such notice is given. As used herein, a "Change in Control" shall be deemed to have occurred at such time as (i) any person or group (other than the Cullman & Ernst group or any member thereof) becomes the beneficial owner of more than 50% of the voting power of FFCC's voting stock, or (ii) FFCC consolidates with or merges into any other corporation or conveys or otherwise disposes of all or substantially all of its assets to any person.

                 (c) If at any time you shall voluntarily terminate your employment, then this Agreement, except for Section 5 hereof, shall terminate and all further obligations of FFCC hereunder shall cease, provided that in any termination pursuant to subsection (b) of this Section 6 you shall be entitled to receive all compensation due to pursuant to Section 3 hereof for the calendar year in which such date of termination occurs.

                 You agree that this Section 6 shall create no additional rights in you to direct the operations of FFCC.

         7.      REGISTRATION RIGHTS

                 (a) Upon your written request or requests that FFCC effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the securities granted to you pursuant to
Section 3 (b)(iii) hereof (the "Registrable Securities") and other senior executives of FFCC holding similar registration rights (individually a "Holder" and collectively, the "Holders"), FFCC will:
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Mr. Salomon Levis
As of August 29, 1995
Page 6



                          (i)  promptly give written notice of the proposed
registration, and any related qualification or compliance, to all other
Holders;

                          (ii)  as soon as practicable, effect such
registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from FFCC; provided, however, that FFCC shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 7: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of FFCC entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $250,000; (3) if FFCC shall furnish to the Holders a certificate signed by an officer of FFCC stating that in the good faith judgment of the Board of Directors of FFCC, it would be seriously detrimental to FFCC and its shareholders for such Form S-3 registration statement, in which event FFCC shall have the right to defer the filing of the Form S-3 Registration Statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 7; (4) if FFCC has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 7; (5) if FFCC shall have effected any registration (other than on S-3 or any successor Form) within the six month period preceding the date of such request; or (6) in any particular jurisdiction in which FFCC would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; and

                          (iii)  Subject to the foregoing, FFCC shall file a
registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to this Section 7, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for FFCC, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne pro rata by the Holder or Holders selling securities pursuant to Form S-3 Registration.

                 (b) The rights to cause FFCC to register Registrable Securities pursuant to this Section 7 may not be assigned or transferred in any fashion.

         8.      WAIVERS AND MODIFICATIONS

                 No waiver by either party of any breach by the other of any provisions hereof shall be deemed to be a waiver of any later or other breach thereof, or as a waiver of any such or other provision of this Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.
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Mr. Salomon Levis
As of August 29, 1995
Page 7



         9.      SEVERABILITY

                 Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective under applicable law. In the event that any provision, or any portion of any provision, of this Agreement shall be held to be void and unenforceable, the remaining provisions of this Agreement, and the remaining portion of any provision found void or unenforceable in part only, shall continue in full force and effect.

         10.     ARBITRATION

                 Any dispute arising under this Agreement shall be submitted to arbitration in New York, New York under the rules of the American Arbitration Association.

         11.     NOTICES

                 Any notice or communication required or permitted to be given hereunder shall be deemed duly given if delivered personally or sent by registered or certified mail, return receipt requested, to the address of the intended recipient as herein set forth or to such other address as a party may theretofore have specified in writing to the other by delivering or mailing in a similar manner. Any notice or communication intended for FFCC shall be addressed to the attention of its Board of Directors.

         12.     GOVERNING LAW

                 This Agreement shall be construed in accordance with the laws of the Commonwealth of Puerto Rico.

         13.     MISCELLANEOUS

                 This Agreement shall be binding upon the successors and assigns of FFCC. This Agreement is personal to you, and you therefore may not assign your duties under this Agreement. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or to affect the meaning hereof.
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Mr. Salomon Levis
As of August 29, 1995
Page 8



         If the foregoing terms and conditions correctly embody your mutual understanding with FFCC, kindly endorse your acceptance and agreement therewith in the space below provided, whereupon this shall become a binding agreement.

                                         Very truly yours,

                                         FIRST FINANCIAL CARIBBEAN CORPORATION



                                         By:  /s/ Richard F. Bonini
                                              ---------------------------------
                                         Name:
                                         Title:



Accepted and Agreed to as of the
date first above set forth:



 /s/ Solomon Levis
----------------------------
     Salomon Levis